FOR IMMEDIATE RELEASE	Exhibit 99.1
November 16, 2009

Citizens Bancshares Corporation Announces 2009 Third Quarter Earnings

ATLANTA, November 16, 2009/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), reported net income available to common shareholders for the third quarter of 2009 of $327,000, compared to net income available to common shareholders of $618,000 in the third quarter of 2008.  Net income per average common share was $0.16 for the three month period ended September 30, 2009 compared to $0.29 for the same period in 2008.

Mr. James E. Young, President and Chief Executive Officer, stated that “we had a respectable third quarter despite the challenging operating environment. While credit quality continues to present a significant challenge to our earnings, we continue to adjust our asset/liability strategies to manage the impact that the weakening general economic and local market conditions have on our earnings. We are well capitalized for regulatory purposes and have sufficient liquidity.”

Year-to-date, the Company reported net income available to common shareholders of $424,000, a decrease of $742,000, compared to $1,166,000 reported for the same period in 2008.  For the first nine months in 2009, the Company’s provision for loan losses totaled $2,147,000 compared to $1,239,000 for the same period in 2008.  The Company also incurred additional expenses as a result of the acquisition of a local branch in its target market, its participation in the U. S. Department of the Treasury Troubled Asset Relief Program (TARP), including $217,000 in dividends accrued on the preferred stock issued to the Treasury, and an additional $441,000 in FDIC insurance assessments.

Other financial highlights:

•                  Total assets at September 30, 2009 increased by 10% or $33 million to $381 million compared to $348 million.  This increase is primarily due to a branch acquisition completed on March 27, 2009.

•                  Investment securities for the year increased by $17 million. As a result, investment income has increased by $658,000 and $190,000 for the nine month and three month periods ended September 30, 2009, partially offsetting the decline in loan interest income due to low loan demand and loan delinquencies.

•                  Gross loans receivable decreased by $2 million to $210 million for the three month period ended September 30, 2009.  For the nine month period ended September 30, 2009, gross loans decreased by $5 million as compared to a decrease of $23 million for the same period in 2008.

•                  Total deposits increased by $31 million or 11% to $313 million during the first nine months of 2009 primarily due to the acquisition of a branch from another local bank in the first quarter of 2009.  For the three month period, total deposits increased by $5 million from the second quarter of 2009.

•                  At September 30, 2009, the Company had a net interest margin of 4.45%.

•                  Noninterest income for the third quarter of 2009 increased by $211,000 or 14% compared to the same period last year primarily due to a $291,000 gain on sale of securities as the Company fine-tuned its investment portfolio to improve its capital position and for asset/liability purposes.  For the same three month period last year, gains realized on the sale of securities totaled $10,000.

•                  Noninterest expense increased by $577,000 or 15% in the third quarter of 2009 compared to the same quarter last year. The increase is primarily due to higher salaries and amortization of core deposit intangible associated with the branch acquisition, increased FDIC insurance assessments and additional writedown of OREO properties to their fair value.

	3rd	3rd
	Quarter	Quarter
(In thousands, except per share data)	2009	2008	Change
Income Statement
Net income available to common shareholders	$327	$618	(47.1%)
Net income per diluted common share	0.16	0.29	(44.8%)
Total revenue	6,565	6,360	3.2%
Provision for loan losses	771	130	493.1%
Noninterest income	1,680	1,469	14.4%
Noninterest expense	4,440	3,863	14.9%

Balance Sheet
Average loans, gross	209,687	218,196	(3.9%)
Average deposits	317,088	291,756	8.7%

Capital
Tier 1 capital (to average assets)	10%	10%
Tier 1 capital (to risk weighted assets)	15%	13%
Total capital (to risk weighted assets)	16%	14%

In the third quarter, the Company’s provision for loan losses decreased by $167,000 to $771,000 compared to the second quarter of 2009.  The second quarter of 2009 provision for loan losses was higher due to the Company foreclosing on two large commercial real estate properties for the purpose of liquidation.  The third quarter 2009 provision for loan losses increased by $641,000 compared to the same three month period last year primarily due to the impairment value of real estate collateral securing classified loans.  The allowance for loan losses was $4,638,000 at September 30, 2009 compared to $4,659,000 at December 31, 2008.  At September 30, 2009, the allowance for loan losses was 53% of nonperforming loans compared to 29% at December 31, 2008. The Company considers its allowance for loan losses at September 30, 2009 to be adequate.

The Company remains well capitalized for regulatory purposes at September 30, 2009.  The increase in the Company’s capital ratios compared to the third quarter of 2008 is primarily attributed to a $7.5 million TARP investment in the Company by the U. S. Treasury made on March 6, 2009.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

Certain statements in this Current Report on Form 8-K which are not historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Factors that might cause actual results to differ materially include, but are not limited to, deterioration in the general economic and market conditions, either national or in the local communities in which the Bank operates, changes in interest rates, changes in competition in the financial services industry, changes in banking regulations, decreases in the demand for loans in the market areas served by the Bank, and other risk factors relating to the banking industry in general, as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including those described under “Item 1A — Risk Factors” of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer

(404) 575-8300

SOURCE: Citizens Bancshares Corporation